Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

JIN MEDICAL INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.001 per share (1)	Rule 457(a)	1,437,500	US$	9	US$	12,937,500	US$ 110.2 per million dollars	US$	1,425.71	-	-	-	-
Fees to Be Paid	Equity	Representative’s warrants (2)	Rule 457(g)	-	US$	-	US$	-	-	US$	-	-	-	-	-
Fees to Be Paid	Equity	Ordinary shares underlying the representative’s warrants (3)(4)	Rule 457(a),(g)	43,125	US$	11.7	US$	504,562.5	US$ 110.2 per million dollars	US$	55.60	-	-	-	-
Fees Previously Paid	Equity	Ordinary shares, par value US$0.001 per share	457(a)	-	US$	6	US$	33,000,000	US$ 109.1 per million dollars	US$	3,600.30	-	-	-	-
Fees Previously Paid	Equity	Ordinary shares, par value US$0.001 per share	457(a)	-	US$	6	US$	4,085,500	US$ 92.70 per million dollars	US$	378.73	-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						US$	13,442,062.5		US$	1,481.32
	Total Fees Previously Paid									US$	3,980
	Total Fee Offsets
	Net Fee Due										-

(1)	Including 1,250,000 Ordinary Shares to be sold in this offering and up to 187,500 Ordinary Shares that may be purchased by the Underwriter pursuant to their 15% option to purchase additional shares, to prevent dilution resulting from share splits, share dividends, or similar transactions. Such amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act and reflects the maximum offering price of securities registered hereunder.

(2)	No fee required pursuant to Rule 457(g) of the Securities Act.

(3)	The Registrant agreed to issue, on the closing date of this offering, warrants (the “Underwriters’ Warrants”), to Prime Number Capital, LLC, the representative of the underwriters, up to 43,125, in an amount equal to 3% of the aggregate number of Ordinary Shares (1,437,500 Ordinary Shares) sold in the offering.

(4)	The Underwriter’s Warrants will have an exercise price equal to 130% of the offering price of the Ordinary Shares offered hereby. The Underwriters’ Warrants are exercisable commencing six months after the commencement of the sale of this offering and will terminate five years after the commencement of the sale of this offering. For a description of other terms of the Representative’s Warrants and a description of the other compensation to be received by the underwriters, see “Underwriting”.